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                                                                   EXHIBIT 99.1



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FOR IMMEDIATE RELEASE:                        CONTACT:
December 19, 2001                             Amy Finan
7:00 am ET                                    Director, Corporate Communications
                                               & Industry Relations
                                              301.738.2491 or 240.413.3300
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                          ENTREMED CLOSES $22.6 MILLION
                                PRIVATE PLACEMENT

     Rockville, MD - December 19, 2001 - EntreMed, Inc. (NASDAQ:ENMD), a biopharmaceutical leader in angiogenic research and product development, today announced completion of a private placement of equity securities through institutional investors and existing shareholders totaling $22.6 million in gross proceeds. The net proceeds will be used to continue EntreMed's research and clinical programs and for general corporate purposes.

     In the private placement, the Company issued approximately 2.9 million shares of common stock and warrants to purchase up to approximately 730,000 shares of common stock at an exercise price of $11.81 per share. The warrants are exercisable at any time until December 18, 2006. In addition, if the stock trades above a certain level, the Company, after giving notice to the investors, may call the warrants. If the warrants were to be exercised in full, the Company would receive an additional $8.6 million in cash proceeds.

     Dr. John Holaday, Chairman & Chief Executive Officer of EntreMed, commented, "This cash infusion reflects the confidence of the investment community in the development and commercialization of EntreMed's product candidates, research pipeline and business strategy. We will expand our clinical trial program, adding more value to Endostatin, Angiostatin and Panzem(TM), while we further our partnering efforts and other commercialization opportunities."

     EntreMed, Inc., The Angiogenesis Company(TM), is an innovative clinical-stage biopharmaceutical company emphasizing angiogenic therapeutics that inhibit abnormal blood vessel growth associated with a broad range of diseases such as cancer, blindness, psoriasis and atherosclerosis. The company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with

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pharmaceutical and biotechnology companies, universities and government laboratories. EntreMed has a rich pipeline of new proteins, genes and small molecules. For further information, visit EntreMed's web site at www.entremed.com.
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     EntreMed's majority owned subsidiary, MaxCyte, Inc., develops targeted therapeutic products to treat severe and chronic diseases, including cancer, serious infections, cardiovascular disease and genetic disorders, based on its proprietary technology that uses blood cells for drug and non-viral gene delivery. For further information, please visit www.maxcyte.com.
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     Statements herein that are not descriptions of historical facts are forward-looking and subject to risk and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company's Securities and Exchange Commission filings under "Risk Factors," including risks relating to the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company's proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).